UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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FibroGen, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIBROGEN, INC.

409 Illinois Street

San Francisco, CA 94158

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2023, 8AM PACIFIC TIME

The following information is a supplement (this “Supplement”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by FibroGen, Inc. (“FibroGen,” “the Company,” “we,” “our” or “us”), together with the Company’s Notice of Internet Availability of its proxy materials, filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2023 in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 7, 2023, at 8:00 a.m. Pacific Time (the “Annual Meeting”).

This Supplement is being filed with the SEC and is being made available to stockholders on or about May 30, 2023.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Dear Fellow Stockholders:

At our upcoming Annual Shareholders Meeting on June 7, 2023, you are being asked to vote to approve, on an advisory basis, the Company’s named executive officer compensation (proposal 2). We are providing further context and detail regarding certain aspects of our 2022 compensation decisions, program design and prior efforts to engage with our shareholders, and we hope that you will consider this Supplement before voting your shares.

We recommend that shareholders vote “FOR” proposal 2.

1.
Our Performance-Based Restricted Stock Units (“PRSUs”) Include a Cap on Payouts In the Event of Negative Absolute Total Shareholder Return (“TSR”).

We understand that there has been some confusion regarding this point, and want to reiterate that, as stated on page 47 of our Proxy Statement, in the event that absolute return on our stock is negative for a given measurement period, the applicable percent of the target award achieved is capped at 100%, regardless of the percentile actually achieved.

2.
The Vast Majority of our PRSU Awards Utilize Multi-Year Performance Periods, and Appropriate Disclosure Was Provided Regarding Goals, Payout Formulas and Results for the Fiscal Year 2022 Performance Period.

As discussed on pages 33 and 47-48 of our Proxy Statement, our PRSUs are comprised 50% of PRSUs that vest based on relative TSR performance (the “TSR RSUs”) and 50% based on clinical milestone goals (the “Milestone PRSUs”). We believe it is important to clarify that 75% of both our TSR PRSUs and our Milestone PRSUs vest based on multi-year performance goals.

Specifically, the TSR PRSUs vest over four distinct measurement periods:

•
25% vest after one-year based on TSR performance over a one-year measurement period.
•
25% vest after two years based on TSR performance over a two-year measurement period.
•
25% vest after three years based on TSR performance over a three-year measurement period.
•
25% vest after four years based on TSR performance over a four-year measurement period.

With respect to the Milestone PRSUs, these awards vest based on the achievement of specified goals relating to our pamrevlumab program over a four-year measurement period. In the first year (2022), the Milestone PRSUs vested based on meeting our enrollment targets in two Phase 3 IPF (ZEPHYRUS-I study) and two Phase 3 DMD (LELANTOS I and II) studies. The metrics used for the 2-year, 3-year, and 4-year measurement periods are each multi-year goals dependent not only on enrollment, but also achieving clinical trial readouts and positive clinical trial results (the most important issue to investors). We have five pamrevlumab trial results expected to read out in 2023 and 2024. As an illustration of the multi-year effort required to achieve these goals, a trial cannot have a positive readout (or any readout) in 2024 without extensive work having been performed in 2022 and 2023. Given the overall risk-benefit analysis involved with assessing clinical trial results, and the multi-year effort required to achieve them, we believe the metrics utilized for the Milestone PRSUs are strongly aligned with shareholder value creation.

Taking the TSR PRSUs and Milestone PRSUs together, 75% of our PRSUs utilize multi-year performance periods, with 50% of the award utilizing performance periods of three years or more.

Disclosure of the goals, payout formulas and results for the fiscal year 2022 performance period was provided as follows:

•
The goal (other than specific enrollment targets, which we view as competitively sensitive) was stated on page 48 of our Proxy Statement: “For the clinical milestone PRSU awards, in the first year, units will vest based on our success in meeting our enrollment targets for our Phase 3 studies, expressed as a percentage of target…”.
•
The formula was stated (without giving specific confidential information) on page 48 of the Proxy Statement: “…, with adjustments based on achieving the enrollment targets in earlier or later calendar quarters” [versus the target quarter].
•
Achievement of the 2022 goals was described on page 48 of the Proxy Statement: “In 2022, the targets were based on completion of enrollment in our two Phase 3 IPF (ZEPHYRUS-I) and our two Phase 3 DMD (LELANTOS I and II) studies. Based on achievement of these enrollment milestones, the first year of vesting for the clinical milestone portion of the 2022 PRSUs was assessed at 103.1% of the target.”
•
Achievement of these goals in 2022 was also described in more detail in the annual short-term incentive (“STI”) goal discussion on pages 42 and 43 of the Proxy Statement.
o
“ZEPHYRUS-1 – Completed ahead of schedule in Q2.”
o
“ZEPHYRUS-2 – 1Q Delayed, resulting from issues with the war in Ukraine and COVID-related challenges.”
o
“LELANTOS-1 – Completed on Time.”
o
“LELANTOS-2 – Completed 1Q Ahead.”

3.
Only 12.5% of our PRSU Goals and 28% of our STI Goals Relate to Overlapping Pamrevlumab Goals.

We want to clarify and emphasize to shareholders that only a small minority of the goals utilized under our short-term and long-term incentive programs overlap. At our stage as a biotechnology company, our ability to create shareholder value derives largely from the development and ultimate regulatory approval of our product candidates, based on our clinical results. Thus this overlap is by design given the primacy of these clinical milestones to our ability to create shareholder value.

To provide more detail, with respect to the Milestone PRSU component of our long-term incentive program, the goals related to pamrevlumab IPF and DMD enrollments described above are used to measure performance for only 12.5% of the total PRSUs.[1] Our short-term incentive program also contains two goals related to the success of pamrevlumab IPF and DMD enrollments, which in combination account for only 28% of the corporate goal portion of our short-term incentive award determinations. As part of the short-term incentive program, these goals further serve to enhance alignment throughout our employee base on these key elements of shareholder value creation.

4.
Our Compensation Committee Chair Led a Robust and Responsive Outreach Process.

Below is a summary of the three rounds of stockholder outreach we performed (in July, September and October of 2022).

We reached out to thirty investors representing 73% of outstanding shares. Investors owning 16% of outstanding shares responded to our requests for engagement stating that they had no concerns with the 2022 Annual Meeting agenda items and a conversation was not warranted. We met with five investors representing 24% of outstanding shares, with the Chair of our compensation committee participating in every investor call, along with our Chief People Officer, Chief Legal Officer, and other senior members of management. Our compensation committee carefully considered the feedback received during these meetings and was responsive to each compensation-related matter shareholders raised, taking the following actions:

•
Commitment made re: retention awards in response to feedback: During our conversations with investors, the most prevalent concern expressed was the two sets of retention grants made during 2021, and of those grants, primarily the grants that were not performance-based. We heard these concerns clearly, and in response we have committed not to make such awards in the future absent extraordinary circumstances and prior outreach to shareholders.

__________________________________________________________________________

[1] Only one year, or 25% of the Milestone PRSU goals, are dependent only on IPF and DMD enrollment. In the second, third and fourth years, the Milestone PRSU vesting is dependent also on positive study readouts, and no shares will vest if the studies are not positive. Because the Milestone PRSUs comprise only half of our PRSUs (with the TSR PRSUs comprising the other half), this translates to only 12.5% of the overall PRSU goals. Accordingly, only a small percentage of our PRSUs utilize clinical goals that overlap with the STI program.

•
Continuation of performance-based structure in response to positive feedback: With respect to our long-term incentive program, while some shareholders considered options to be performance-based due to the binary nature of product development outcomes in a clinical stage biotechnology company such as FibroGen, (with positive or negative results making options worth either significant value or no value, respectively) other shareholders we spoke with expressed a preference for more performance-based compensation than we had in 2021 (when our equity-based program consisted of only time-based options and time-based restricted stock units). All shareholders responded very favorably to the structure of our program for 2022, and the proposed structure for 2023, each of which incorporated significant performance-based PRSUs into our executive equity awards.
•
Increased bonus disclosure in response to feedback: Shareholders also expressed a desire for additional information regarding the design of our STI program compared with the disclosure for 2021 in the 2022 proxy statement, and particularly requested that for each goal under the program we disclose the goal weighting and percentage achieved. In response, we provided, in clear detail on pages 42, 43 and 44 of our Proxy Statement, substantially greater disclosure regarding the design, weighting, and achievement percentage and rationale for each goal under the STI program.
•
Disclosed cap on short-term incentive program: In response to feedback, on pages 32 and 41 of the Proxy Statement we have disclosed the payout cap we have for our short-term incentive program (150% of target cash bonus).
•
Adoption of clawback policy in response to feedback: We adopted a clawback policy in response to feedback received from shareholders that we consider doing so.
•
Updates to peer group and enhancement of realizable pay disclosure in response to feedback: We were responsive to concerns regarding pay versus performance by updating our peer group and providing enhanced disclosure showing the alignment of our executives’ realizable pay with performance (as described below).

5.
Our Pay Outcomes Are Strongly Aligned With Our Performance and Shareholders’ Interests.

The structure of the Company’s compensation program, coupled with the compensation committee’s processes and decision-making, are designed to ensure a strong tie between Company performance and executive pay. This clear alignment between pay and performance is clearly illustrated by the compensation outcomes for our CEO since his hire, which mirror the results of our other named executive officers. Changes in stock price over the vesting or performance period of the long-term incentive compensation opportunities have caused the value ultimately received to be significantly reduced from the target grant value. The measurement of realizable pay includes such changes when comparing pay received, or expected to be received, to the target pay granted.

The following charts, which were provided on pages 36 and 37 of the Proxy Statement, illustrate the degree to which our CEO’s realizable pay was impacted in 2020, 2021, and 2022 by stock performance. The realizable pay of our other named executive officers was similarly impacted. This illustrates the significant alignment of our executive compensation program with stockholder interests.

Target pay consists of (i) actual base salary; (ii) target annual cash bonus; and (iii) the fair value of all long-term incentive compensation awards on the date of grant, calculated in accordance with the reporting requirements for the summary compensation table in the Proxy Statement.

Realizable pay consists of (i) actual base salary; (ii) actual cash bonus received; and (iii) the intrinsic value of long-term incentive awards granted in each year, valued as of December 31, 2022.

We believe our executive compensation program for 2022 was reasonable and competitive, and appropriately balanced the goals of attracting, motivating, rewarding, and retaining our named executive officers within the context of effective cost management. To ensure our named executive officers’ interests were aligned with those of our stockholders, a substantial portion of their target annual compensation was “at-risk” and linked to Company performance.

8%
6%
34%
Mr.
Conterno
26%
26%
At Risk Comp.,
92%
Base Salary
Target Bonus
RSUs
Options
Perf-Based RSUs

18%
9%
29%
Other
NEOs
(Avg.)
22%
22%
At Risk Comp.,
82%

We emphasize performance-based compensation that appropriately rewards our named executive officers for delivering financial, operational, and strategic results with respect to pre-established goals through our annual cash bonus plan plus stock options, RSU and PRSU awards that are utilized to deliver long-term incentive compensation opportunities. We believe that stock options, RSU and PRSU awards are key incentives for our named executive officers to drive long-term stockholder value creation, with each element of the equity compensation providing different incentives, which collectively align with stockholder interests.

* * *

We appreciate the trust our stockholders have placed in FibroGen and we welcome any questions or concerns that you would like to share with us before making your voting decision this year.

Your support is important, and we are asking for your vote in support of our Say-on-Pay proposal this year, as well as your support on all the other proxy ballot items.

Thank you again for your investment in FibroGen.

Sincerely,

The FibroGen Compensation Committee

Suzanne Blaug, Chair

Aoife Brennan, M.B., B.Ch.

Gerald Lema